Exhibit j


            Consent of Independent Auditors


The Shareholders and Board of Directors
of Kopp Funds, Inc.:

We consent to the reference to our Firm in the Prospectus under the heading "Financial Highlights of the Fund" and in the Statement of Additional
Information under the heading "Independent
Accountants." In addition, we consent to the incorporation by reference into the Statement of Additional Information under the heading "Financial
Statements" of our report on the Fund's financial statements for the year ended September 30, 1999, which report is included in the Fund's 1999 Annual Report.


/s/ KPMG LLP
----------------------
KPMG LLP

Minneapolis, Minnesota
January 24, 2000